Exhibit 10.1

DATED THE     DAY OF     2020

Between

Rubicon Technology Inc.

(Company No.: XLZ00215088)

(as Vendor)

And

Kang Lean Hiang

(NRIC No.: 660723-08-5401)

(as Purchaser)

Share Sale Agreement

in respect of all the ordinary shares in the capital of

RUBICON SAPPHIRE TECHNOLOGY (MALAYSIA) SDN. BHD.

Solicitors for the Vendor: MESSRS SKRINE Level 8, Wisma UOA Damansara 50 Jalan Dungun, Damansara Heights 50490 Kuala Lumpur Tel: +603-20813999; Fax: +603-20943211 Ref No:	Solicitors for the Purchaser: MESSRS LIM, HO, CHEONG & LOK No. 50-1, Lorong Usahaniaga 1 Taman Usahaniaga 14000 Bukit Mertajam, Pulau Pinang Tel: +604-5374249; Fax: +604-5384249 Ref No:

CONTENTS

1.	Definitions & Interpretation	2
1.1	Definitions	2
1.2	Interpretation	6
2.	Transfer Of Sale Shares	8
2.1	Sale and Purchase	8
2.2	Purchase all Sale Shares	8
2.3	Pre-Emption Rights	8
2.4	Authority to Execute this Agreement:	9
2.5	Utilisation of Cash in the Company	9
3.	Consideration	9
3.1	Purchase Consideration	9
3.2	Payment of Purchase Consideration	9
4.	Repayment Of The Indebtedness To The Vendor	9
5.	Access to Information and the Real Property	10
6.	The Vendor’s Obligations Pending Completion	10
6.1	Vendor’s Primary Obligations	10
6.2	Vendor’s Other Undertakings	12
7.	Completion	12
7.1	When Completion Takes Place	12
7.2	Mechanism of Completion	13
7.4	Specific Performance	13
8.	Vendor’s Warranties	13
9.	Limitation of Liability of Vendor	14
9.1	Disclosure by Vendor	14
9.2	Time Limit for Claims against Vendor	15
9.3	Monetary Limit for Claims against Vendor	15
9.4	Recovery from Third Parties and Conduct of Claims	16
9.5	No Liability to the Extent of the Loss Provided or Reserved	17
9.6	No Double Recovery	18
9.7	Opportunity to Remedy	18
9.8	Termination of Claims	18
9.9	Corresponding Benefit	18
9.10	Keeping of Records and Purchaser to Provide Information to Vendor	18
9.11	Survival of these Provisions	19
9.12	Other Exclusions	19
10.	Purchaser’s Warranties	19
11.	Termination	20
11.1	The Vendor’s Breach	20
11.4	The Purchaser’s Breach	21
12.	Confidentiality	23

i

13.	General	24
13.1	Notices	24
13.2	Governing Law	25
13.3	Enforceability	25
13.4	Waivers	25
13.5	Variation	25
13.6	Arbitration	26
13.7	Time	26
13.8	Cost and Expenses	26
13.9	Interest	26
13.10	Further Assurances	26
13.11	Entire Agreement	27
13.12	Counterparts	27
Schedule 1 – Particulars of the Company		29
Schedule 2 – Real Property		30
Schedule 3 – Vendor’s Warranties		31
Schedule 4 – Purchaser’s Warranties		41
Schedule 5 – Completion Deliverables		42
Schedule 6 – Bank Accounts Of The Company		43
Schedule 7 – Existing Charges		44

ii

THIS AGREEMENT is made on the     day of     2020

BETWEEN

(1)	rubicon technology inc. (Company No.: XLZ00215088), a company incorporated in United States of America with its registered address at 900 East Green Street, Bensenville, Illinois 60106 United States of America (“Vendor”);

AND

(2)	KANG LEAN HIANG (NRIC No: 660723-08-5401) a Malaysian citizen with the address for service at No. 16, Lorong Tambun Jaya 2, Taman Tambun Jaya, 14100 Simpang Ampat, Pulau Pinang (“Purchaser”)

(each a “Party” and collectively, the “Parties”).

WHEREAS:

(A)	RUBICON SAPPHIRE TECHNOLOGY (MALAYSIA) SDN. BHD. (Registration No.: 200901017303 (860400-A)) (“Company”) is a private limited company with an issued share capital, as at the date of this Agreement, of Ringgit Malaysia Thirty-One Million (31,000,000.00) comprising Thirty-One Million (31,000,000) ordinary shares credited as fully paid. Brief details of the Company are set out in Schedule 1.

(B)	As at the date of this Agreement, the Company has ceased all its business activities and operations.

(C)	As at the date of this Agreement, the Vendor is the legal and beneficial owner of Thirty-One Million (31,000,000) ordinary shares credited as fully paid up in the capital of the Company representing one hundred per centum (100%) of the issued capital of the Company (“Existing Sale Shares”).

(D)	The Company is as at the date of this Agreement indebted to the Vendor in the sum of USD622,000.00 (“Indebtedness to the Vendor”). The Vendor has agreed to accept the payment of the Indebtedness to the Vendor in the manner set out in Clauses 3.2.2 and 4.

(E)	The Vendor is desirous of selling and transferring the Existing Sale Shares (“Sale Shares”) to the Purchaser and the Purchaser, is desirous of purchasing and accepting the transfer of the Sale Shares, on and subject to the terms and conditions herein.

IT IS AGREED AS FOLLOWS:

1. Definitions & Interpretation

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following expressions shall bear the following meanings:

“Act”	means the Companies Act, 2016;
“Accounts”

means the audited financial statement of the Company for the accounting reference period ended or ending on 31 December of the relevant financial year, comprising inter alia, a statement of financial position, statement of profit or loss and other comprehensive income, statement of cash flows, auditors’ and directors’ reports and the notes included or referred to in any of them;

“Accounts Date”	means 31 December 2019;
“Affiliate(s)”

means in respect of any person, any other person who is a member of that person’s family and any other corporation directly or indirectly Controlled by, or Controlling of, or under the common Control with, that person and, in the case of a trust, any trustee or beneficiary (actual or potential) of that trust.

For the purposes of this definition, “Control” means the power of a person to secure, directly or indirectly, (whether by holding of shares, possession of voting rights or by virtue of any other power conferred by its constitution, a partnership deed or other documents regulating another person or otherwise) that affairs of such other corporation are conducted in accordance with its wishes and “Controlled” and “Controlling” shall be construed accordingly;

“Agreement”	means this written agreement and all the Annexures and Schedules hereto as may be amended or supplemented by the Parties hereto in writing from time to time;
“Assets”	has the meaning specified in paragraph 15.3.1 of Schedule 3;
“Balance Purchase Consideration”	has the meaning specified in Clause 3.2.2;
“Cash”	means cash on hand, cash in bank and deposits including cash held in fixed deposits;
“CCM”	means the Companies Commission of Malaysia (and where appropriate, includes its predecessor, the Companies Registry);

“Citibank”	means Citibank Berhad;
“Claim(s)”

means a claim or claims in respect of breach, indemnities, non-observance or non-performance of any of the provisions of or under the terms of this Agreement on the part of the Vendor (including without limitation any claim or claims that any of the Vendor’s Warranties is untrue, not accurate, misleading or has been breached);

“Claim Notice”	means a written notice containing details of the legal and factual basis of the Claim, including the Purchaser’s estimate of the amount of the Claim;
“Company”	has the meaning specified in Recital A;
“Completion”	means the completion of the sale and transfer of the Sale Shares in accordance with this Agreement;
“Completion Date”	means the date falling fourteen (14) days from the date of this Agreement or such other date as may be mutually agreed between the Parties in writing;
“Confidential Information”	has the meaning specified in Clause 12.1;
“Constitution”	means the constitution of the Company;
“Disclosed”	means accurately, fully and fairly disclosed (with sufficient details to identify the value, nature and scope of the matter disclosed) in accordance with Clause 9.1;
“Disclosure Letter”

means the letter including schedules and the bundle of documents attached to it issued by the Vendor to the Purchaser having the same date as this Agreement on a private and confidential basis, (a) disclosing information constituting exceptions to the Vendor’s Warranties; and (b) details of other matters referred to in this Agreement, the receipt of which has been acknowledged by the Purchaser;

“Encumbrance(s)”

means any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, preferential right or trust arrangement or other security arrangement or agreement conferring a right to a priority of payment;

“Existing Charges”	means the charges created by the Company, the details of which are set out in Schedule 7;
“Existing Sale Shares”	has the meaning specified in Recital C;
“GAAP”	means the Malaysian Financial Reporting Standards;
“Indebtedness”

means all obligations (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise) for payment or repayment of money including, without limitation to the Existing Charges; and in respect of any inter-company indebtedness, trade creditors, purchase, hire or lease of any asset or service or bank, third party or vendor financing;

“Indebtedness to the Vendor”	has the meaning specified in Recital D;
“Intellectual Property Rights”

means all intellectual property rights including, without limitation, patents, trademarks, registered designs, copyrights, confidential information, trade secrets, know-how and all similar property rights, whether registered or not, subsisting in any part of the world;

“Loss” or “Losses”

includes liabilities, losses, damages, fines, penalties, costs, fees suffered or incurred by the Purchaser including expenses (including legal fees, costs and expenses (on a solicitor and client basis) suffered or incurred in investigating or disputing any claim or liability and/or in establishing their right to be indemnified and/or seeking advice in any way related to or in connection with aforesaid);

“Money Laundering Laws”	has the meaning specified in paragraph 26 of Schedule 3;
“Public Authority”

means any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in in Malaysia having jurisdiction over the Company and “Public Authorities” shall be construed accordingly;

“Purchase Consideration”	has the meaning specified in Clause 3.1;
“Purchaser’s Warranties”	means the representations and warranties set out in Schedule 4 given by the Purchaser in this Agreement;
“Real Property”	means the property owned by the Company, the details of which are set out in Schedule 2;
“Related Party”	has the meaning specified in paragraph 20.1 of Schedule 3;
“Sale Shares”	has the meaning specified in Recital E;
“STA”	means the Sales Tax Act, 2018;
“STA Law”	means the STA and any rules, regulations, rulings, guides or guidelines made thereunder, as amended, modified or revised from time to time;
“Tax(es)”

means any form of tax whether of Malaysia or elsewhere whenever imposed (including, without limitation, income tax, corporation tax, real property gains tax, service tax, sales tax, payroll tax, withholding tax, profits tax, capital gains tax, capital transfer tax, development tax, development land tax, estate duty, stamp duty, capital duty, value added tax, custom or other import or export duties) and all statutory, governmental, state, local governmental or municipal impositions, duties, rates and levies and all penalties, charges, costs and interest relating thereto;

“Tax Authority”

means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, office, body or official in Malaysia or elsewhere competent to impose, administer, levy, assess or collect tax;

“Vendor’s Bank Account”	means the following bank account:

Beneficiary Account Name:	RUBICON WORLDWIDE, LLC
Beneficiary Bank:	Silicon Valley Bank
Beneficiary Account No:	3301567029
SWIFT Code:	SVBKUS6S
Routing No.	121-140-399
Address of Headquarters	Silicon Valley Bank, 3003 Tasman Drive, Santa Clara, CA 95054, USA

“Vendor’s Warranties”	means all statements of fact herein, and the representations and warranties set out in Schedule 3 given by the Vendor in this Agreement.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

1.2.1	words denoting one gender include the other gender and neuter gender and words denoting the singular include the plural and vice versa;

1.2.2	an expression importing a natural person includes any corporation or other body corporate, partnership, association, public authority, two or more persons having a joint or common interest, or any other legal or commercial entity or undertaking;

1.2.3	any part of speech or grammatical form of a word or phrase defined in this Agreement has a corresponding meaning;

1.2.4	where a word or phrase indicates an exception to any of the provisions of this Agreement, and a wider construction is possible, such word or phrase is not to be construed ejusdem generis with any of the foregoing words or phrases and where a word or phrase serves only to illustrate or emphasise any of the provisions of this Agreement, such word or phrase is not to be construed, or to take effect, as limiting the generality of such provision;

1.2.5	any reference to a Recital, sub-paragraph, paragraph, Clause, Schedule or Annexure is to the relevant recital, sub-paragraph, paragraph, clause, schedule or annexure of, or to, this Agreement and any reference to this Agreement or any of the provisions hereof includes all amendments, variations and modifications made to this Agreement or any such provisions as may be mutually agreed in writing by the Parties, from time to time and in force;

1.2.6	any reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted and shall include all by-laws, instruments, orders, rules and regulation made thereunder;

1.2.7	any reference to “payment”, or cognate expressions, includes payments made in cash or by way of cheques upon clearance (drawn on a bank or financial institution licensed to carry on banking business under the provisions of the Financial Services Act, 2013 and Islamic Financial Services Act, 2013) or effected through inter-bank transfers to the account of the payee, giving the payee access to immediate available, freely transferable, cleared funds;

1.2.8	any reference to “writing”, or cognate expressions, includes any communication effected electronically, by facsimile transmission or other comparable means of communications;

1.2.9	any reference to a “business day” is to a day (not being a public holiday in Kuala Lumpur, Malaysia or in Illinois, United States of America or a Saturday or Sunday) on which the commercial banks licensed to carry on banking business under the relevant laws, are open for business in Kuala Lumpur, Malaysia and Illinois, United States of America;

1.2.10	any reference to a “day”, “week”, “month” or “year” is to that day, week, month or year in accordance with the Gregorian calendar;

1.2.11	if any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a business day, then that period is to be deemed to only expire on the next business day;

1.2.12	references to documents “in the agreed form” means a document the terms of which have been approved by or on behalf of the Parties and a copy of which has been initialled for the purposes of identification by or on behalf of the Parties;

1.2.13	the Annexures and Schedules to this Agreement shall have effect and be construed as an integral part of this Agreement, but in the event of any conflict or discrepancy between any of the provisions of this Agreement, such conflict or discrepancy shall, for the purposes of the interpretation and enforcement of this Agreement, be resolved by giving the provisions contained in the clauses of this Agreement priority and precedence over the provisions contained in the Annexures and Schedules to this Agreement;

1.2.14	the headings and sub-headings in this Agreement are inserted merely for convenience of reference and shall be ignored in the interpretation and construction of any of the provisions contained herein;

1.2.15	any agreement, notice, consent, approval, disclosure or communication under or pursuant to this Agreement shall be in writing;

1.2.16	where any obligation in this Agreement is expressed to be undertaken or assumed by any Party, that obligation is to be construed as requiring that Party to exercise all rights and powers of control over the affairs of any other person which that Party is able to exercise (whether directly or indirectly) in order to secure the performance of the obligation;

1.2.17	a reference to a party to a document includes that party’s successors in title and permitted assigns;

1.2.18	reference to a document shall include references to any sort of document whether paper or paperless and expressed or described on any substance either with alphabets, figures, symbols and/or marks;

1.2.19	the words “hereto”, “herein”, “hereinafter”, “hereinbefore”, “hereof”, “hereunder”, and other words of similar import shall refer to this Agreement as a whole and not to any particular provision;

1.2.20	“Ringgit Malaysia”, “RM” and “Sen” means the legal currency of Malaysia and “United States Dollars”, “USD” and “Cents” means the legal currency of the United States of America;

1.2.21	no rule for the construction or interpretation of contracts shall apply to the disadvantage of a party for the reason that the party was responsible for the preparation of this Agreement or any part of it; and

1.2.22	references to any time or date is to the time and date in Malaysia.

2. Transfer Of Sale Shares

2.1	Sale and Purchase

Subject to the terms and conditions of this Agreement:

(a)	the Vendor shall sell and transfer to the Purchaser the Sale Shares free from all Encumbrances and together with all rights and benefits attaching thereto; and

(b)	the Purchaser shall purchase and accept the transfer of the Sale Shares from the Vendor free from all Encumbrances and together with all rights and benefits attaching thereto from Completion.

2.2	Purchase all Sale Shares

The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

2.3	Pre-Emption Rights

The Vendor hereby irrevocably waive in favour of the Purchaser any rights of pre-emption or other similar rights which they may have been conferred under the Constitution or otherwise in respect of the Sale Shares.

2.4	Authority to Execute this Agreement:

Upon signing of this Agreement, the Vendor shall deliver to the Purchaser a certified copy of the resolution of its board of directors approving the execution of this Agreement.

2.5	Utilisation of Cash in the Company

The Parties agree that the Vendor is entitled to all Cash in the Company as of the Completion Date and further agree that the Vendor shall be entitled to remove all Cash from the Company prior to Completion Date.

3. Consideration

3.1	Purchase Consideration

The purchase consideration for the sale, purchase and transfer of the Sale Shares shall be the sum of United States Dollars Seven Hundred and Seventy Five Thousand (USD775,000.00) (“Purchase Consideration”). The Parties mutually agree that the payment of the Purchase Consideration by the Purchaser should be made in United States Dollars (USD).

3.2	Payment of Purchase Consideration

3.2.1	The Purchaser shall upon the execution of this Agreement pay to the Vendor the sum of United States Dollars One Hundred and Fifty Three Thousand (USD153,000.00) (“Deposit”) being approximately nineteen point seven four per centum (19.74%) of the Purchase Consideration, as part payment of and towards the account of the Purchase Consideration. Payment of the Deposit shall be made by electronic transfer of immediately available funds to the Vendor’s Bank Account; and

3.2.2	The Purchaser shall pay to the Vendor the sum of United States Dollars Six Hundred and Twenty Two Thousand (USD622,000.00) (“Balance Purchase Consideration”), being the Purchase Consideration less the Deposit, by way of full settlement of the Indebtedness to the Vendor on the Completion Date in accordance with Clause 4.

4. Repayment Of The Indebtedness To The Vendor

4.1	The Vendor agrees to accept the repayment of, and the Purchaser agrees to, on behalf of the Company, repay the Indebtedness to the Vendor on the Completion Date by way of electronic transfer of immediately available funds to the Vendor’s Bank Account.

4.2	The settlement of the Indebtedness to the Vendor in full by the Purchaser shall be treated as payment by the Purchaser of the Balance Purchase Consideration.

5.	Access to Information and the Real Property

5.1	The Purchaser and its adviser shall be entitled to access to the relevant books, records, information, documents, data, statutory records and minute books (and to make copies of the same) of the Company and the Vendor shall ensure/procure that the Purchaser, its advisers and any other persons authorised by the Purchaser be given access as requested.

5.2	The Vendor agrees and acknowledges that upon the execution of this Agreement, the Purchaser and any person authorised by it shall be entitled to freely gain access, enter upon, visit, inspect and examine the Real Property for the purpose of conducting soil testing and survey works on the Real Property.

6. The Vendor’s Obligations Pending Completion

6.1	Vendor’s Primary Obligations

Save and except where any prior written direction or consent of the Purchaser has been given to the Vendor (which direction or consent shall not be unreasonably withheld or delayed) or as expressly contemplated under this Agreement, the Vendor hereby undertakes to the Purchaser to ensure that as from the date of this Agreement and at all times up to the time of Completion, the Company shall:

6.1.1	preserve and maintain the Real Property in the same state and condition as it was at the date of this Agreement, fair wear and tear excepted save and except to give effect to this Agreement;

6.1.2	neither make any payments nor sell, transfer, lease, let, assign, charge, grant any rights or easements or create any Encumbrance or dispose of or otherwise howsoever deal or part with possession of any of its assets and undertakings including the Real Property or any part or parts thereof or agree to do any of the foregoing save in the ordinary course of business;

6.1.3	not acquire or buy any asset, undertaking or property save in the ordinary course of business;

6.1.4	not acquire, purchase or subscribe for any shares, debentures, mortgages or securities (or any interest therein) in any company, trust or other body;

6.1.5	not create or issue or agree to create or issue any share or loan capital (not having any effect on the shares) or give or agree to give any option or right or interest in respect of any share or loan capital (not having any effect on the shares) of the Company save as required under the terms of this Agreement;

6.1.6	not give any guarantee or indemnity to secure the liabilities or obligations of any persons;

6.1.7	not hold or convene any general meeting which proposes or, passes a resolution which is prejudicial to this Agreement;

6.1.8	save as required under the terms of this Agreement, not alter the capital or voting structure of the Company whether by:

(a)	any increase, decrease, consolidation or sub-division in the issued share capital of the Company;

(b)	altering any rights attaching to any class of the shares in the capital of the Company; or

(c)	issuing any bonds and/or debentures and/or securities convertible into shares of the Company;

6.1.9	not create or acquire any future subsidiary of the Company or of any shares in any future subsidiary of the Company;

6.1.10	not alter the constitution of the Company in any respect except in compliance with requirements of law and/or any Public Authorities and/or as may be necessary to give effect to the terms of this Agreement;

6.1.11	not incur any borrowing or Indebtedness outside the ordinary course of business;

6.1.12	save as may be necessary to give effect to the terms of this Agreement, not implement any fund raising exercise (whether by way of the issuance of debt or equity securities);

6.1.13	not be a party to any new contract, transaction, obligation, commitment, arrangement or liability (actual or contingent) save and except to give effect to this Agreement;

6.1.14	maintain the books, accounts and records of the Company on a basis consistent with prior years and shall not change the provisioning and/or accounting policies of the Company;

6.1.15	comply in all respects with all applicable laws, rules, regulations and orders to which it is subject;

6.1.16	not do or permit or suffer to be done any act or thing whereby the Company may be wound up (whether voluntarily or compulsorily);

6.1.17	not start, defend, delay, waive, compromise or settle any mediation, litigation or arbitration proceedings or any action, demand or dispute or waive a right in relation to litigation or arbitration proceedings in respect of any claims;

6.1.18	not release any debtor on terms that it pays less than book value of its debt and no debt owing to the Company has been deferred, subordinated or written off or is irrevocable;

6.1.19	not employ any employee or engage any new consultant;

6.1.20	not release, extinguish, compromise, alter, change or amend any rights which the Company may have against any party including its contractors or suppliers save and except to give effect to this Agreement;

6.1.21	not change the auditors of the Company; and

6.1.22	not change the Company Secretary.

6.2	Vendor’s Other Undertakings

6.2.1	Existing Charges

(a)	The Company has fully settled the debts secured by the Existing Charges as at the date of this Agreement and the Vendor agrees to at its own costs and expenses use its best endeavours to procure the registration of the discharge of the Existing Charges with the CCM within one (1) month from the Completion Date.

(b)	In the event that the discharge of the Existing Charges is not registered with the CCM within one (1) month from the Completion Date, the Parties agree to cooperate to procure the registration of the discharge of the Existing Charges as soon as practicable provided always that all costs and expenses are solely borne by the Vendor.

6.2.2	Liabilities of the Company

The Vendor agrees that it shall procure that all liabilities of the Company which are incurred or arising from acts or transactions prior to Completion shall be satisfied / discharged and following Completion, shall indemnify and hold the Purchaser and the Company harmless in respect of such liabilities subject always to Clause 9.

7. Completion

7.1	When Completion Takes Place

Completion shall take place on the Completion Date:

(a)	At 11.00 am at Skrine’s office at Level 8, Wisma UOA Damansara, 50 Jalan Dungun, Damansara Heights, 50490 Kuala Lumpur or such other place as the Parties may agree upon; or

(b)	at any other place or time as mutually agreed in writing by the Vendor and the Purchaser.

7.2	Mechanism of Completion

Parties hereby agree that this Agreement is deemed completed as and when the Indebtedness to the Vendor is duly settled by the Purchaser pursuant to Clause 4. On the Completion Date, the Parties agree that the following shall take place concurrently:

(a)	The Vendor or the Vendor’s agents, advisers or representatives shall deliver to the Purchaser or the Purchaser’s agents, advisers or representatives as may be directed by the Purchaser the documents set out in Schedule 5;

(b)	The Purchaser shall pay the Indebtedness to the Vendor which shall be treated as the Balance Purchase Consideration by way of electronic transfer of immediately available funds to the Vendor’s Bank Account.

7.3	If the Purchaser does not comply with Clause 7.2 by the Completion Date, the Vendor may, without prejudice to any other rights it has terminate this Agreement by notice in writing to the Purchaser.

7.4	Specific Performance

Notwithstanding the foregoing provisions of this Clause 7, the non-defaulting Party shall be entitled to take such action in law as may be necessary to compel the defaulting Party by way of specific performance to complete the transaction contemplated in this Agreement (in which respect the alternative remedy of monetary compensation shall not be regarded as compensation or sufficient compensation for any default of a Party in the performance of the terms and conditions herein).

7.5	Upon Completion the Purchaser shall cause all of the Sale Shares to be registered in the name of the Purchaser as soon as reasonably possible in accordance with applicable laws. The Vendor shall do such acts, deeds and things as may be reasonably requested by the Purchaser to cause the Sale Shares to be registered as aforesaid.

8. Vendor’s Warranties

8.1	Except as expressly provided in the Vendor’s Warranty to the contrary, the Vendor hereby warrants to the Purchaser that the information and statements set out in the Vendor’s Warranties set out in Schedule 3 are true, fair and accurate in all respects at the date of this Agreement.

8.2	The Vendor acknowledges and agrees that the Purchaser has entered into this Agreement in reliance on the Vendor’s Warranties.

8.3	Each of the Vendor’s Warranties is separate and is to be construed independently of the others.

8.4	If, after the date of this Agreement and prior to Completion, the Vendor shall become aware of any event which occurs or matter which arises which results or may result in any of the Vendor’s Warranties being untrue or incorrect, the Vendor shall immediately notify the Purchaser in writing fully thereof.

9. Limitation of Liability of Vendor

9.1	Disclosure by Vendor

9.1.1	The Vendor shall not be liable in respect of a Claim to the extent that the facts and circumstances giving rise to the Claim:

(a)	have been Disclosed;

(b)	are set out in this Agreement;

(c)	are expressly contemplated under this Agreement;

(d)	to the extent that the Claim relates to any matter fairly disclosed in the Accounts made up to the Accounts Date;

(e)	are available in the public domain including via searches undertaken at the relevant land office/registry, CCM and Department of Insolvency;

(f)	contained in any information, documents and papers the originals or copies of which have been supplied to, and all correspondence (including attachments and enclosures) which has been sent to, one or more of the Purchaser, the Purchaser’s accountants/financial advisers, the Purchaser’s legal advisers or any other person acting on behalf of the Purchaser by or on behalf of the Company, the Vendor, each of the Vendor ’s or Company’s accountants/financial advisers, solicitors or any other person acting on behalf of the Vendor or Company, in each case whether supplied subject to any obligation of confidentiality or otherwise;

(g)	have been supplied to the Purchaser by its officers, employees or professional advisers during meetings with officers, employees or professional advisors of the Company or the Vendor whether or not reduced to writing; and/or

(h)	contained in any written notices, correspondence, information, documents provided by the Vendor, the Company or any of their respective officers, employees or professional advisers to the Purchaser and/or its officers, employees or professional advisers up to the time of Completion disclosing facts, matters, information or events the non-disclosure of which would otherwise render a Vendor’s Warranty untrue, inaccurate or misleading.

9.2	Time Limit for Claims against Vendor

9.2.1	The Vendor shall not be liable for any Claim unless the Purchaser gives notice to the Vendor of any event, matter or circumstance which could reasonably be expected to give rise to the Claim within thirty (30) days of the Purchaser or any of its Affiliates becoming aware of such event, matter or circumstance together with reasonable details of such event, matter or circumstance then known to the Purchaser or its Affiliates.

9.2.2	The Vendor shall not be liable for any Claim and the Purchaser shall be deemed to have irrevocably waived its right to the Claim unless the Purchaser gives to the Vendor a Claim Notice on or before the date being one (1) year from the Completion Date except for those claims provided under Clause 9.4.1 in which instance a Claim Notice shall be given by the Purchaser to the Vendor on or before the date being two (2) years from the Completion Date.

9.2.3	For the avoidance of doubt, the Parties acknowledge and agree that this Clause 9.2 does not and is not intended to operate as a restraint of legal proceedings for the purposes of Section 29 of the Contracts Act, 1950, and merely relates to the time period within which the Purchaser must notify the Vendor of a pending Claim, in order for the Purchaser’s contractual right to make a Claim to subsist.

9.2.4	To the extent that a Claim arises out of a liability which at the time of service of the Claim Notice on the Vendor is contingent only (“Contingent Claims”), the Vendor shall not be under any obligation to make any payment to the Purchaser until the liability ceases to be contingent.

9.3	Monetary Limit for Claims against Vendor

9.3.1	The aggregate liability of the Vendor in respect of Claims shall not exceed thirty percent (30%) of the Purchase Consideration.

9.3.2	The Vendor shall have no liability in respect of any Claim unless:

(a)	the amount of any individual Claim exceeds USD50,000.00 in which case the Vendor shall be liable for the full amount and not just the excess amount; and

(b)	the aggregate amount of all Claims exceeds USD50,000.00. For the avoidance of doubt, all individual Claims below the threshold set out in Clause 9.3.2(a) shall not be included in calculating the aggregate amount of all Claims under this Clause 9.3.2(b).

For the avoidance of doubt, the Vendor shall have no liability in respect of a Claim unless both Clauses 9.3.2(a) and (b) are satisfied in which case the Vendor shall be liable for the full amount and not just the excess amount.

9.4	Recovery from Third Parties and Conduct of Claims

9.4.1	Clause 9.4.2 shall apply in circumstances where:

(a)	any claim is made against the Purchaser or the Company which may give rise to a Claim by the Purchaser against the Vendor;

(b)	the Purchaser is or may be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Purchaser has or may have a claim against the Vendor; or

(c)	the Vendor shall have paid to the Purchaser an amount in respect of a Claim and subsequent to the making of such payment the Purchaser becomes or shall become entitled to recover from some other person a sum in respect of the loss or liability which is the subject matter of the claim.

9.4.2	The Purchaser shall:

(a)	in respect of any claim in the case of Clauses 9.4.1(a) and (b), allow the Vendor to, at its own cost, have the right to assume and take full control of the proceeding and/or matter via the Purchaser or the Company including settling, negotiating, defending and/or appealing the proceeding and/or matter and the Purchaser shall ensure that the Purchaser and the Company abide by the instructions of the Vendor with respect to the same. The Purchaser shall also ensure that the Purchaser and the Company provide the Vendor with the cooperation and assistance (as may be required by the Vendor) to assume and take control of the proceeding and matter including providing the necessary information and documentation. The Purchaser shall notify the Vendor of any Claim (“Claim Notification”) and provide the relevant information and documentation to the Vendor as soon as possible (in any event no later than five (5) business days from the date the Purchaser or the Company receives or is aware of the notification of any proceeding, claim or demand), and where the Vendor wishes to exercise its right to assume and take control of the proceedings and/or matter, the Vendor shall notify the Purchaser within the time prescribed under the Claim Notification (which shall be no less than five (5) business days) failing which, the Purchaser and/or the relevant Company shall have the right to assume and take full control of such proceedings and/or matter;

(b)	not make any admission of liability, waive its rights, make any settlement and/or promise to pay without the prior written consent of the Vendor;

(c)	in the event that the Vendor exercises its right to assume and take control of the proceedings and/or matter within the time prescribed under the Claim Notification, any amount payable by the Vendor pursuant to a Claim, shall only arise once the relevant matters under Clauses 9.4.1(a) and (b) above:

(i)	is final and not subject to further appeal and/or review; or

(ii)	the Vendor decides not to appeal the matter any further provided that in the event that the Vendor does not file an appeal within the prescribed time for appeal under the applicable law, the Vendor shall be deemed to have decided not to appeal the matter further;

(d)	in the case of Clause 9.4.1(c) only, promptly repay to the Vendor an amount equal to the lower of (i) the amount so recovered from the third party less any costs and expenses incurred in obtaining recovery and less any taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the claim or (ii) the amount previously paid by the Vendor to the Purchaser.

9.4.3	In addition to the Purchaser’s obligations under Clause 9.4.2, the Purchaser shall promptly:

(a)	notify the Vendor of any claim made against the Company as referred to in Clause 9.4.1, or any right of recovery which is or might be available, as referred to in Clauses 9.4.1(b) and (c), after the Company or the Purchaser becomes aware of the same;

(b)	keep the Vendor fully informed of all developments in relation to any claim, or right of recovery, as referred to in Clause 9.4.2(a); and

(c)	provide all such information and documentation (no matter how it is recorded or stored) as the Vendor shall reasonably request in connection with any claim, or right of recovery, as referred to in Clause 9.4.2(a); subject to the Vendor agreeing (i) to keep all such information confidential, and (ii) use such information only for the purpose of investigating and defending the claim in question.

9.5	No Liability to the Extent of the Loss Provided or Reserved

In relation to the Company, if and to the extent that specific provision or reserve is made for the matter giving rise to the Claim in the Accounts made up to the Accounts Date, the Vendor’s liability for such Claim shall be limited to the excess over such specific provision or reserve.

9.6	No Double Recovery

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same loss, damage, deficiency or breach, if and to the extent the loss, damage or deficiency are or have been included in a claim under this Agreement which has been satisfied.

9.7	Opportunity to Remedy

No liability shall attach to the Vendor in respect of any claim if and to the extent that the breach giving rise to such claim is capable of remedy (without cost or loss to the Company or Purchaser) except to the extent that the relevant breach remains unremedied (without such cost) after the expiry of thirty (30) days following receipt by the Vendor of notice from the Purchaser giving full particulars of the relevant breach and requiring it to be so remedied. Both Parties shall use all reasonable endeavours to resolve and remedy any such breach or inconsistency by mutual good faith discussions.

9.8	Termination of Claims

The liability of the Vendor shall cease and any subsisting Claim shall be withdrawn upon the Purchaser ceasing to hold shares in the Company.

9.9	Corresponding Benefit

In assessing any damages or other amounts recoverable under this Agreement there shall be taken into account the value of any benefit accruing to the Company or the Purchaser in consequence of the matter or circumstances giving rise to the claim pursuant to which the damages or such other amounts become recoverable, including, without prejudice to the generality of the foregoing, any amount of any tax relief obtained by the Company or the Purchaser and any amount by which any tax for which the Company or the Purchaser is or may be liable to be assessed or made accountable is actually reduced or extinguished arising as a direct consequence of such matter or circumstances.

9.10	Keeping of Records and Purchaser to Provide Information to Vendor

Without prejudice to the validity of the Claim, upon any Claim being made against the Vendor, the Purchaser agrees that the Company shall make available to accountants and other professional advisers appointed by the Vendor such reasonable access to the Company’s personnel and to any relevant records and information of the Company as the Vendor may reasonably request in connection with such Claim. The Vendor agrees to keep and procure that its accountants and other professional advisers keep, all such information confidential and only to use it for the purpose of the Claim in question, and to pay all reasonable costs and expenses incurred by the relevant Company in this connection.

9.11	Survival of these Provisions

The provisions of this Clause 9 will not be discharged or cease to have effect in consequence of any rescission or termination of any other provisions of this Agreement.

9.12	Other Exclusions

9.12.1	The Vendor shall not be liable in respect of a Claim to the extent that the Claim arises or is increased as a result of:

(a)	any change in the general business, political or economic conditions (including financial securities markets or currency movements) in Malaysia or globally, or the general business or economic conditions of the industry in which the Company operates;

(b)	any change in accounting standards adopted by the Company post-Completion;

(c)	any event, matter or circumstance arising out of any action taken by the Purchaser (or any failure to take any such action expressly required by this Agreement), any action taken by the Vendor at the written request of the Purchaser, or any action taken by the Vendor with the Purchaser’s prior written consent;

(d)	any event, matter or circumstance arising out of the compliance by the Vendor with the express terms of, or the taking of any action by Vendor required by or to give effect to, this Agreement;

(e)	any industrial action, strike, lock-out, sit-in or other industrial, trade, labour or employee-related dispute (whether threatened or otherwise); or

(f)	any event, matter or circumstance that has been Disclosed.

10. Purchaser’s Warranties

10.1	Except as expressly provided in the Purchaser’s Warranties to the contrary, the Purchaser hereby warrants to the Vendor that the information and statements set out in the Purchaser’s Warranties in Schedule 4 are true, fair and accurate in all respects at the date of this Agreement and will continue to be so up to and including Completion. To this effect, the Purchaser’s Warranties shall be deemed to be repeated on Completion if they had been entered into afresh during the said period in relation to the facts and circumstances then existing.

10.2	The Purchaser acknowledges and agrees that the Vendor has entered into this Agreement in reliance on the Purchaser’s Warranties.

10.3	Each of the Purchaser’s Warranties is separate and is to be construed independently of the others.

10.4	The Purchaser shall indemnify and shall keep the Vendor indemnified against all losses, damages, costs, expenses and outgoings which the Vendor may incur or be liable for in respect of any claim, demand, liability, action, proceedings or suits arising out of or in connection with:

(a) a breach of a Purchaser’s Warranty;

(b) any Purchaser’s Warranty not being true and fair in all respects; or

(c) any Purchaser’s Warranty being misleading in any respect.

10.5	Notwithstanding Completion, the Purchaser’s Warranties, indemnities and undertakings given by the Purchaser shall continue thereafter to subsist for so long as may be necessary for the purpose of giving effect to each and every one of those clauses in accordance with the terms thereof.

10.6	If the Purchaser shall become aware, or reasonably ought to be aware, of any event which occurs or matter which arises which results or may result in any of the Purchaser’s Warranties being unfulfilled, untrue, misleading or incorrect, the Purchaser shall immediately notify the Vendor in writing fully thereof.

11. Termination

11.1	The Vendor’s Breach

Upon the Purchaser becoming aware of the occurrence of any of the events stated hereunder, the Purchaser shall have the right to give notice in writing to the Vendor specifying the default or breach requiring the Vendor to remedy the said default or breach to the satisfaction of the Purchaser within thirty (30) days of the receipt of such notice. The events are:

(a)	Breach

there occurs a breach of a Vendor’s Warranty referred to in paragraphs A, B1, B2 and B3 of Schedule 3;

(b)	Receiver/Special Administrator

a receiver, receiver and manager, special administrator, trustee or similar official is appointed over any of the assets or undertaking of the Vendor or the Company;

(c)	Insolvency

the Vendor or the Company is or becomes unable to pay its debts when they are due or becomes unable to pay its debts within the meaning of the Act or any other legislation regarding insolvency of the jurisdiction in which it carried on business;

(d)	Arrangements

the Vendor or the Company enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them;

(e)	Winding Up

an application or order is made for the winding up or dissolution of the Vendor or the Company or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of the Vendor or the Company otherwise than for the purpose of an amalgamation or reconstruction which has the prior written consent of the Purchaser; and

(f)	Events of Default

the Vendor or the Company commit(s) any act or omits to do any act which results in the breach or non-fulfilment of any term or condition of any banking, finance or credit facility which has the effect of causing the events specified in Clauses 11.1(b), (c), (d) and (e) to occur.

11.2	If the Vendor fails to remedy the relevant default or breach within the said thirty (30) days to the satisfaction of the Purchaser, the Purchaser shall be entitled to:

(a)	give notice to the Vendor to terminate this Agreement if prior to Completion and upon such termination, the Vendor shall, within seven (7) business days from the date of termination, refund to the Purchaser the Deposit without any interest whereupon this Agreement shall immediately cease to have any effect save that the Purchaser shall be entitled to make a Claim for damages for any Losses incurred as a result of the Vendor’s default of Clause 11.1; or

(b)	pursue a Claim for damages if subsequent to Completion.

11.3	The rights and remedies of the Purchaser in respect of any breach of the terms and conditions herein shall not be affected by Completion, save and except where there is written waiver or release pursuant to Clause 15.4 below.

11.4	The Purchaser’s Breach

Upon the Vendor becoming aware of the occurrence of any of the events stated hereunder, the Vendor shall have the right to give notice in writing to the Purchaser specifying the default or breach requiring the Purchaser to remedy the said default or breach to the satisfaction of the Vendor within fourteen (14) days of the receipt of such notice. The events are:

(a)	Breach

the Purchaser breaches any of the terms or conditions of this Agreement or if the Purchaser fails to perform or observe any of the undertaking, obligation or agreement in this Agreement. For this purpose, Clause 4.1 and the Purchaser’s Warranties referred to in Schedule 4 are deemed material and fundamental terms or conditions of this Agreement;

(b)	Insolvency

the Purchaser is or becomes unable to pay its debts when they are due or becomes unable to pay its debts within the meaning of the Act or any other legislation regarding insolvency of the jurisdiction in which it carried on business;

(c)	Arrangements

the Purchaser enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them; and

(d)	Events of Default

the Purchaser commit(s) any act or omits to do any act which results in the breach or non-fulfilment of any term or condition of any banking, finance or credit facility which has the effect of causing the events specified in Clauses 11.4(b) and (c) to occur.

11.5	If the Purchaser fails to remedy the relevant default or breach within the said fourteen (14) days to the satisfactory of the Vendor, the Vendor shall be entitled to:

(a)	give notice to the Purchaser to terminate this Agreement if prior to Completion and upon such termination, the Vendor is entitled to forfeit the Deposit as agreed liquidated damages whereupon this Agreement shall immediately cease to have any effect and shall become null and void, free from any liability and no Party shall have any claim or claims against the other Party save and except for any antecedent breach, and without prejudice to such other rights the Parties may have under the laws in respect of any antecedent breach; or

(b)	pursue a claim for damages if subsequent to Completion.

11.6	The rights and remedies of the Vendor in respect of any breach of the terms and conditions herein shall not be affected by Completion, save and except where there is written waiver or release pursuant to Clause 13.4 below.

12. Confidentiality

12.1	The Parties agree that the contents of this Agreement and all information provided by one Party to the other Party in connection with this Agreement or in the course of the negotiations of this Agreement and all information concerning the matters contemplated in this Agreement (“Confidential Information”) shall, unless such information is required for the purpose of performing the Parties’ obligations contemplated in this Agreement, be held in strict confidence by each Party and its respective officers, employees, agents, advisers and servants and shall not be made known to any other party without prior written consent of the Parties.

12.2	The Parties shall not make any announcement or disclosure of the Confidential Information, except where such Party reasonably determines that a disclosure or announcement is required by law, rule, regulation, judicial or government order, subpoena, the listing requirements of any stock exchange on which the shares of such Party or of its holding company are listed or other legal process, in which case such Party shall provide the other Party with written notice, to the extent practical and permitted by law, regulation or judicial, governmental or regulatory authority or the relevant stock exchange on which the shares of such Party or of its holding company are listed, of any such request or requirement so that the other Party may seek a protective order or other appropriate remedy provided that no such prior notification shall be required in respect of any disclosure to judicial, governmental or regulatory authorities or stock exchange having jurisdiction over the Party.

12.3	The Parties hereby agree to provide all assistance in connection with the preparation of any disclosure or announcement required to be made as referred to in Clause 12.2 above and, in connection therewith, shall provide all information required by the Party for such disclosure or announcement required by law, rule, regulation, judicial or government order, subpoena, the listing requirements of any stock exchange having jurisdiction over the Party.

12.4	Nothing in this Agreement shall restrict the Parties’ right to use, disclose or otherwise deal with any of the Confidential Information in any of the following circumstances:

(a)	if and to the extent that such Confidential Information was in the public domain at the time that it was made known to a Party or subsequently becomes so otherwise than as a result of a breach of the provisions of this Agreement by the Party; or

(b)	if such disclosure is required by law or by an order of a court of competent jurisdiction.

12.5	This restriction shall continue to apply after the expiration or sooner termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of the Parties so restricted.

13. General

13.1	Notices

A notice or other communication including, but not limited to, a request, demand, consent or approval to or by a Party to this Agreement:

(a)	must be in legible writing and in English addressed as shown below:

(1)	if to the Vendor:

Address	:	900 East Green Street, Bensenville, Illinois 60106, United States of America
Attention	:	Mr Timothy Brog
Tel No.	:	+1 (847) 457-3410
Email address	:	Tbrog@rubicontechnology.com

(2)	if to the Purchaser:

Name	:	KANG LEAN HIANG
Address	:	11A, Lorong Orchard Villa 2 Taman Orchard Villa 14100 Simpang Ampat Pulau Pinang
Tel No.	:	04-582 0221
Email address	:	jasmine.kang@deenon.com

(b)	is deemed to be given by the sender and received by the addressee:

(1)	if by delivery in person, when delivered to the addressee; or

(2)	if sent by post, five (5) business days from and including the date of postage; or

(3)	if sent by courier service, at the time of signature of the courier’s delivery receipt; or

(4)	if transmitted by way of electronic mail, at the time of transmission as shown on the date stamp of the email,

provided that if deemed receipt under the previous paragraphs is not within the business hours of a business day (meaning 9.00a.m. to 5.00p.m. on a business day), it is deemed received on the next business day; and

(c)	can be relied on by the recipient and the recipient will not be liable to any other person for any consequences of that reliance if the recipient believes it to be genuine, correct and duly authorised by the sender.

The Parties hereto shall promptly notify each other of any changes in the above details which shall be substituted for the above from the date of such notification.

13.2	Governing Law

This Agreement is governed by the laws of Malaysia. The Parties submit to the non-exclusive jurisdiction of the courts of Malaysia.

13.3	Enforceability

(a)	If one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law or decision, the validity, legality or enforceability of the remaining provisions contained herein shall not be affected or impaired in any way.

(b)	Each Party shall, in any such event, execute such additional documents as the other Parties may reasonably request in order to give valid, legal and enforceable effect to any provision which is determined to be invalid, illegal or unenforceable.

(c)	If any provision shall be void, illegal or unenforceable but would be valid and enforceable if read down, then that provision shall be read down to the extent necessary to render the provision valid and enforceable.

13.4	Waivers

(a)	Waiver of any breach of this Agreement or of any right, power, authority, discretion or remedy arising upon a breach of or default under this Agreement, must be in writing and signed by or on behalf of the Party granting the waiver.

(b)	A breach of or default under this Agreement is not waived by any failure or delay by the other Party in exercising or partial exercise of any right, power, authority, discretion or remedy under this Agreement.

(c)	A right, power, authority, discretion or remedy created or arising upon a breach of or default under this Agreement shall not be waived by any failure or delay in the exercise, or a partial exercise, of that or any other right, power, authority, discretion or remedy.

13.5	Variation

Any amendment, variation or modification of any term of this Agreement must be in writing and signed by all Parties.

13.6	Arbitration

(a)	If any dispute or difference arises out or in connection with this Agreement, the parties shall use their best endeavours to resolve the dispute by mutual good faith discussions within a period of thirty (30) days;

(b)	Should the discussions fail, the parties shall resort to resolve the dispute by way of arbitration within thirty (30) days after 13.6(a) wherein either party shall give notice to the other of the intention to initiate arbitration proceedings;

(c)	The number of arbitrators shall be one. The place of arbitration shall be Kuala Lumpur and the Arbitration Rules of the Asian International Arbitration Centre (AIAC) shall apply. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof; and

(d)	Any litigation suits initiated by any part in relation to the dispute shall be stayed until the arbitration proceedings are disposed.

13.7	Time

Time whenever mentioned in this Agreement shall be of the essence.

13.8	Cost and Expenses

(a)	All costs and stamp duty payable in respect of the transfer of the Sale Shares to the Purchaser shall be borne by the Purchaser including the stamp duty payable on this Agreement.

(b)	Each Party shall bear its own costs and expenses in respect of the preparation and execution of this Agreement.

13.9	Interest

The Parties agree that in the event the Vendor or the Vendor’s Solicitors (as the case may be) fails or refuses or neglects to refund any monies required to be refunded or paid to the Purchaser pursuant to Clauses 4.6 and 11.2(a) within the time stipulated therein, the Vendor shall be liable to pay to the Purchaser an additional interest of eight per centum (8%) per annum on the sum to be refunded calculated from the date due for the refund until the date of receipt of the full refund together with the said interest.

13.10	Further Assurances

Each Party must do all things necessary (including, but not limited to, executing all documents) to give effect to this Agreement.

13.11	Entire Agreement

This Agreement constitutes the entire agreement between the Parties in respect of the subject matter and transaction contemplated therein and supersedes all previous agreements, arrangements and undertakings (if any) between the Parties.

13.12	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts when taken together shall constitute one and the same instrument.

[the remainder of this page is intentionally left blank]

IN WITNESS WHEREOF the Parties have hereunto executed this Agreement on the date first appearing.

BY THE VENDOR

Signed for and on behalf of	)
RUBICON TECHNOLOGY INC.	)
(Company No.: XLZ00215088))
in the presence of:	)

Name:
Designation:
NRIC No./Passport No.:

UNITED STATES OF AMERICA;
STATE OF CONNECTICUT;
COUNTY OF FAIRFIELD:

On November 25, 2020, before me personally came TIMOTHY BROG, to me known, and did depose and say that he is the Chief Executive Officer of Rubicon Technology, Inc., a Delaware corporation, described in and which executed the foregoing document.

Notary Public

BY THE PURCHASER

Signed by	)
KANG LEAN HIANG	)
(NRIC No.: 660723-08-5401))
in the presence of:
KANG LEAN HIANG

Witness
Name:
NRIC No./Passport No.:

Schedule 1 – Particulars of the Company

Company	Rubicon Sapphire Technology (Malaysia) Sdn. Bhd.
Company Registration no.	200901017303 (860400-A)
Date and place of incorporation	Incorporated in Malaysia on 11 June 2009
Registered Address	Suite A, Level 9, Wawasan Open University, 54, Jalan Sultan Ahmad Shah, 10050 Georgetown, Pulau Pinang
Type of company	Private company limited by shares
Issued share capital and number of issued shares	31,000,000 comprising of 31,000,000 ordinary shares
Registered shareholder and shares held	Rubicon Technology Inc. holds 31,000,000 ordinary shares
Directors	1. Timothy E Brog (Passport No. 575016077) 2. P’ng Su Ching (NRIC No. 851126-07-5362)
Company Secretary	1. Lim Choo Tan (NRIC No. 680920-07-5198) 2. Chew Siew Cheng (NRIC No. 720405-07-5218)
Auditors	Grant Thornton (AF0042)
Financial Year End	31 December

[end of Schedule 1]

Schedule 2 – Real Property

No.	Description of Real Property	Registered Owner	Tenure	Category of Land Use	Express Condition	Restriction in Interest	Encumbrance
1.	Land held under PN 10913, Lot 10008, Mukim 01, Daerah Seberang Perai Tengah, Negeri Pulau Pinang	Company	Leasehold of 60 years, expiring on 15 March 2071	Industrial

(i)   This land can only be used for industrial purposes only.

(ii)  The first owner after the Penang Development Corporation shall within two (2) years from the date the transfer is registered or within the period approved by the state authority, constructs factory building(s) on this land in accordance with the plan approved by the local authority.

						This land shall not be transferred, charged, leased or sub-leased, tenanted or be dealt with in any dealings whatsoever without the written consent of the state authority.	Nil

[end of Schedule 2]

Schedule 3 – Vendor’s Warranties

A.	VENDOR

1.	Existence and Capacity of the Vendor

1.1	The Vendor is a company duly incorporated and validly existing under the laws of the United States of America and has taken all corporate and other actions necessary to enable the Vendor to enter into this Agreement and has secured all approvals and consents (governmental or otherwise) required for the performance of the transactions contemplated by this Agreement.

1.2	The Vendor has full power and authority to enter into this Agreement and perform its obligations herein contained.

1.3	This Agreement constitutes valid, legal and binding obligations on the Vendor and is enforceable in accordance with its terms.

1.4	The execution and delivery of this Agreement and performance of the obligations contained herein by the Vendor will not violate any applicable laws or documents to which the Vendor are a party or binding on the Vendor.

1.5	Completion of the transactions contemplated by this Agreement by the Vendor will not:

1.5.1	conflict with or result in the breach of or accelerate the performance provided by, the terms of any agreement or deed to which the Vendor may be bound or affected; or

1.5.2	constitute a default or an event which, with the lapse of time or action by a third party, could result in the creation of any Encumbrance, equity, claim or restriction on any of the Sale Shares.

B.	THE COMPANY

1.	Corporate Information

The information contained in Schedule 1 in respect of the Company is true and accurate in all respects.

2.	Corporate existence

The Company:

2.1	is duly incorporated and validly existing under the laws of Malaysia;

2.2	has the power to own assets and to carry on the business as is now being carried on by the Company; and

2.3	has not been wound up and no order has been made or petition presented or resolution passed for its winding-up.

3.	The Sale Shares

3.1	The Vendor is the sole legal and beneficial owner of the Sale Shares free from all Encumbrances.

3.2	The Sale Shares represent all of the total issued share capital of the Company.

3.3	The Vendor owns and controls absolutely and without any restriction the exercise of each right and power attached to the Sale Shares under applicable law including, without limitation, the right to vote at any general meeting.

3.4	The Vendor has not entered into any contract or arrangement in respect of the Sale Shares, the right to vote the Sale Shares or in respect of the corporate governance of the Company.

3.5	There is no agreement, arrangement or obligation to create or give any Encumbrances, in relation to any of the issued or unissued shares in the capital of the Company.

3.6	There is no right of pre-emption and no restriction on transfer over the Sale Shares nor agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion or right of first refusal).

4.	Constitution

The copy of the constitution of the Company provided to the Purchaser:

4.1	is true and complete and has embodied therein or annexed thereto a copy of every resolution or agreement as is required under the Act; and

4.2	to the extent required by the Act, sets out in full the rights and restrictions attaching to the share capital of the Company.

5.	Share Capital

5.1	No allotment and issue of share capital in the Company has been made in contravention of the Act.

5.2	The Company has not at any time:

5.2.1	reduced any of its share capital;

5.2.2	redeemed any of its share capital;

5.2.3	purchased any of its shares;

5.2.4	provided any financial assistance to any person in connection with the purchase or subscription of its own shares or the shares of its holding company; or

5.2.5	taken any charge, mortgage or other security over its own shares.

5.3	No share capital shown in the Accounts or in the statutory books of the Company has been forfeited.

5.4	Since the Accounts Date, the Company has not:

5.4.1	allotted or issued or agreed to allot or issue (whether conditionally or absolutely) any of its share or loan capital; and

5.4.2	undergone any capital reorganisation or change in its capital structure.

5.5	All current issued shares of the Company are fully paid up and have been validly issued to the relevant holders thereto.

5.6	All the relevant approvals required for the issuance and allotment of all current issued shares of the Company have been duly obtained.

6.	Option over Unissued Shares and Securities

6.1	The Company is under no obligation to allot or issue nor has the Company granted any person the right to call for the allotment and issue of any of its shares or other securities.

7.	Dividends and Other Distributions

7.1	All dividends and other distributions of profits declared, made or paid since the date of incorporation of the Company have been declared, made and paid in accordance with the law and its constitution.

7.2	No dividends or other distributions have been declared, made or paid by the Company since the Accounts Date.

8.	Statutory Records and Filings

8.1	The Company has properly kept and punctually made and filed all returns, particulars, resolutions and documents required to be filed with the CCM or any other governmental, regulatory or local authority required by the Act and all such filings were, and are, correct and complete. In particular, all charges created by, or in favour of, the Company have (if required) been registered in accordance with the provisions of the Act.

8.2	The Company has maintained, and continues to maintain, readily available for inspection by members of the public, all documents required to be made so available by the Act.

8.3	The register of members and all other statutory forms and minute books of the Company:

8.3.1	have been properly kept;

8.3.2	are up to date; and

8.3.3	contain true, full, complete and accurate records of all matters required to be dealt with in them.

8.4	The Company has not received any notice of any application, or intended application, for the rectification of its register of members under the relevant provisions of the Act.

9.	Subsidiaries and Other Holdings

9.1	The Company:

9.1.1	has no subsidiaries; and

9.1.2	owns no shares or other equity interest in any other company.

10.	Business Name

The Company has not carried on business under any name other than the name under which it has been incorporated.

11.	Compliance with Laws

So far as the Vendor is aware, the Company has conducted its business in accordance with all applicable laws and regulations of Malaysia and all other jurisdictions in which it conducts or has a place of business.

12.	Accounts and Records

12.1	The accounting and other books, ledgers and financial and other records of the Company:

12.1.1	as far as the Vendor is aware, have at all times been properly and fully written up;

12.1.2	are in its possession or the possession of persons authorised by the Company; and

12.1.3	have been held for the periods required by the Act and other relevant laws.

12.2	The Accounts:

12.2.1	have been prepared in accordance with good accounting practice and comply with the requirements of the Act and GAAP;

12.2.2	are accurate and give a true and fair view of the state of affairs, financial position, assets and liabilities of the Company and of its results for the financial period ending on the Accounts Date.

12.3	There are no liabilities or outstanding capital commitments of the Company as at the Accounts Date.

12.4	Transaction Affecting the Accounts

12.4.1	The Company does not have any outstanding loan capital, nor has factored any of its debt, or engaged in financing.

12.4.2	There are no liabilities (including contingent liabilities) which are outstanding on the part of the Company.

12.4.3	No value was attributed in the Accounts made up to the Accounts Date to any asset which was not beneficially owned by the Company at the Accounts Date, or which in the case of fixed assets, were not in full and exclusive use for the purposes of the Company’s business.

13.	Post-Accounts Date Events

13.1	Since the Accounts Date:

13.1.1	the Company has not entered into any contract with a value exceeding USD50,000.00;

13.1.2	there has been no material change in the level of borrowing or financing of the Company;

13.1.3	the Company has not acquired or disposed of or agreed to acquire or dispose of any land (or any interest therein), business or asset except in the ordinary course of its business;

13.1.4	the Company has not repaid any borrowing or Indebtedness in advance of its stated maturity and no event has arisen which would make the Company liable to repay any borrowing or Indebtedness in advance of its stated maturity;

13.1.5	the Company has not released any debtor on terms that it pays less than the book value of its debt and no debt owing to the Company has been deferred, subordinated or written off or is irrecoverable;

13.1.6	the Company has not borrowed or raised any money or taken any financial facility;

13.1.7	no dividends, bonus issue, rights issue or other distributions have been declared paid or made to its members;

13.1.8	no share or loan capital has been allotted or issued or agreed to be allotted or issued;

13.1.9	the Company has not done or omitted to do anything which will or might prejudicially affect the goodwill of the Company;

13.1.10	no claim or threatened claim for damages has been made against the Company; and

13.1.11	the Company has not paid nor is under an obligation to pay any service, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such a payment or made any payment to any of the Vendor or Related Party.

14.	Consequences of Purchase By The Purchaser

14.1	The Company is not a party to, nor is it bound or affected by or subject to, any Encumbrance, lease, agreement, deed, commitment, document, instrument, statute, legislation, regulation, judgment, order, decree or law which would be violated, contravened or under which a default would arise, as a result of the purchase of the Sale Shares by the Purchaser or performance by the Vendor and the Company of the actions contemplated by this Agreement and such purchase or performance will not:

14.1.1	result in the Company losing the benefit of any right or privilege it presently enjoys;

14.1.2	relieve any person of any contractual obligation to the Company or enable any person to terminate any such obligation or any right or benefit enjoyed by the Company or to exercise any right under any agreement with the Company;

14.1.3	result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity;

14.1.4	give rise to or cause to become exercisable any right of pre-emption;

14.1.5	cause the Company to be in breach of any obligations to a third party; or

14.1.6	cause the termination of or give rise to a right to any party to terminate any agreement entered into by the Company.

14.2	Neither the execution nor the performance of this Agreement or any document to be executed at or before the Completion Date will:

14.2.1	constitute a default under any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation of any kind; or

14.2.2	result in the imposition of any lien, charge or Encumbrance of any nature on any of the property or assets of any the Company.

15.	Assets

15.1	Save for the Real Property, there are no other real properties owned, vested in, leased, used or occupied by or in the possession of, the Company.

15.2	Real Properties Owned by the Company

The requisite details have been completed in Schedule 3, and:

15.2.1	Title

(a)	the Company named as registered proprietor of the Real Property is the sole legal and beneficial owner of it and has a good and marketable title to it and has in its possession or under its control, free of any lien, all relevant original title deed and documents necessary to prove the title of the Company;

(b)	there are no Encumbrances affecting the Real Property;

(c)	it benefits from all rights, easements, covenants and entitlements as are necessary for its beneficial use and enjoyment and no such rights, easements, covenants or entitlements are subject to any restrictions as to their exercise or terms entitling any person to terminate or curtail them.

15.2.2	No Compulsory Acquisition or Enforcement Proceedings

There are no outstanding enforcement or other notices or proceedings issued in respect of the Real Property and there is no resolution or proposal for compulsory acquisition by the local or any other authority nor any outstanding order, notice or other requirement of any such authority that affects such existing use as aforesaid or involves expenditure in complying with it nor any other circumstances known which may result in any such order or notice being made or served or which may otherwise affect the Real Property.

15.2.3	Claims and Disputes

No action, claim, proceeding, demand, dispute or liability in respect of the Real Property is outstanding.

15.2.4	Outgoings

All outgoings payable on the Real Property have been duly paid.

15.3	Assets

15.3.1	Ownership of Assets

(a)	Except for assets subsequently disposed of in the ordinary course of business, the Company is the owner of, and has good marketable title to, all assets included in its Accounts and all assets acquired by the Company since the Accounts Date and not subsequently disposed of (“Assets”). All the Assets are in the possession of the Company or under its control.

(b)	No Asset has been acquired for a consideration in excess of its market value as at the date of its acquisition, or otherwise than by way of an arms-length bargain.

(c)	The Company has not acquired or agreed to acquire any Assets (including stocks) on terms that the property in any of such Assets does not pass until full payment is made.

(d)	The Company has not entered into any agreement to dispose of any of the Assets except in the ordinary course of its business.

(e)	There has been no exercise or purported exercise of any right of enforcement in respect of any Encumbrance over any of the Assets and there is no claim of any interest or any dispute relating to any of the Assets.

15.4	There is no Encumbrance on, over or affecting the whole or any material part of the undertaking, assets or debts of the Company (including, where appropriate, investment in its subsidiaries or associated companies) and there is no agreement or commitment to give or create any Encumbrance and, no claim has been made by any person to be entitled to any Encumbrance.

15.5	Since the Accounts Date, the Company has not made or agreed to make any capital expenditure or incurred or agreed to incur any capital commitments, nor has it disposed of or realised any capital assets or any interest therein.

16.	Outstanding Notices

16.1	There are no outstanding notices (statutory, regulatory or municipal) served on the Company in respect of any of its assets or its business and there are no disputes with any Public Authorities.

17.	Contracts And Arrangements

17.1	The Company is not a party to any agreement which is currently in force and effect.

17.2	There is not outstanding with respect to the Company, or to which the Company is a party:

17.2.1	any contract;

17.2.2	any joint venture, consortium or other partnership arrangement;

17.2.3	any contract for services;

17.2.4	any power of attorney, contract of agency or distributorship;

17.2.5	any guarantee, warranty, undertaking or contract of indemnity for which the Company is under a prospective or contingent liability;

17.2.6	any agreement or arrangement entered into by the Company;

17.2.7	any agreement containing covenants limiting or excluding the right of the Company to do business or compete in any area, or field, or with any person.

18.	Borrowings

18.1	The total amount borrowed by the Company does not exceed any limitation on its borrowing contained in its constitution, or in any debenture or loan stock deed or other instrument.

18.2	Save for the facilities granted by Citibank, the Company has not obtained any other banking facilities.

18.3	There has not been and there is no breach by the Company of any term or condition in respect of the borrowings by the Company.

18.4	All facilities have been used by the Company for the purpose for which they were granted.

18.5	The Company has not engaged in any financing of a type which is not required to be shown or reflected in its Accounts.

18.6	No person has given any security or guarantee for any facility granted to the Company nor has the Company given any security or guarantee for any facilities granted to the Vendor or its Affiliates, directors, officers or employees.

19.	Financial Indebtedness and Encumbrances

19.1	Save and except for the Indebtedness to the Vendor and any Indebtedness as disclosed in the Accounts, the Company does not have any Indebtedness to any party including, without limitation to the generality of the foregoing, Indebtedness in respect of any borrowings, trade financing, purchase, hire or lease of any asset or service or vendor financing.

19.2	The Company has not:

19.2.2	made or granted or agreed to make or grant any loan, advance, guaranteed or agreed to guarantee, in any manner or become directly or indirectly or contingently liable for any Indebtedness or obligation of any other party; or

19.2.3	entered or granted or issued or agreed to enter, grant or issue in favour of any party any Encumbrance, letter of comfort, undertaking, indemnity, contractual right of set off or other assurance against financial loss.

20.	Related Party Transactions

20.1	There is no agreement or arrangement to which the Company is a party and in which any of the following persons has an interest, whether directly or indirectly:

(a)	the Vendor and/or its Affiliates;

(b)	any director of the Company; and

(c)	any Persons Connected with a Director of the Company,

collectively, “Related Party”.

20.2	There are:

20.2.1	(i) no loans made by the Company to, (ii) no debts (whether or not due for payment and including contingent liabilities) owing by the Company to, the Related Party;

20.2.2	no security or other Encumbrance given by the Company for the benefit of the Related Party in relation to any loans or debts; (ii) no security or other Encumbrance given to the Company by the Related Party (including guarantees or indemnities) for such loans or debts referred to in paragraph 20.2.1(i);

20.2.3	no claim nor circumstances which may reasonably give rise to a claim, against the Company by a Related Party; and

20.2.4	no contract, arrangement or understanding with a Related Party to which the Company is a party or by which the Company or its assets are bound.

21.	Stock-in-trade and raw materials

21.1	The Company does not hold any stocks-in-trade or raw materials.

22.	Receivables

22.1	There are no debts owing and amounts due to the Company.

22.2	The Company has not entered into any receivables financing arrangements including, but not limited to, factoring and block discounting.

23.	Employees

23.1	The Company does not now have any employees.

23.2	The Company has complied with all the obligations imposed on it by law or contractually in relation to its former employees.

23.3	The Company does not have any agreement, arrangement or understanding with any director, officer or former employee in connection with any share incentive scheme, share option scheme or any other type of profit sharing or participation scheme.

23.4	There are no amounts owing to any present director or former director or senior management (being a director or management in the last three (3) years of the date of this Agreement) of the Company, and no present or former senior management or director (being a director or management in the last three (3) years of the date of this Agreement) of the Company has any claim against the Company or right to be indemnified by the Company.

24.	Intellectual Property Rights

24.1	The Company does not own any Intellectual Property Rights.

25.	Litigation and Disputes

25.1	The Company is not engaged (whether as a claimant or defendant or otherwise) in any litigation, arbitration or criminal proceedings before any court, tribunal, statutory or governmental body and no such litigation, arbitration or criminal proceedings are pending or threatened by or against the Company and there are no facts or circumstances known to the Vendor which are likely to give rise to any litigation, arbitration or criminal proceedings.

25.2	There is no judgment, decree, injunction, undertaking, ruling, order or award, binding obligation of any court, tribunal or statutory or governmental body which is unsatisfied or remains in force against the Company.

25.3	There is no judgment, decree, injunction, undertaking, ruling, order or award, binding obligation of any court, tribunal or statutory or governmental body restricting or restraining the Company from carrying on its business or any material part thereof.

25.4	The Company has not manufactured or sold any products which have been, are or will become faulty or defective or which may give rise to a product liability claim, or which do not comply with any warranties given, or representations made, by the Company expressly or impliedly (whether by statute or otherwise).

25.5	The Company has not received any written notice of any claim or action from any customer which remains outstanding alleging any defect in or lack of fitness for purpose of any goods supplied by the Company, nor, are there any circumstances which would reasonably be likely to give rise to any such claim.

25.6	The Company has not received any written notice of any claim or action, nor is there currently a notice of any claim or action which remains outstanding alleging the failure to perform, either properly or at all, any services performed or to be performed by the Company nor, are there any circumstances which would reasonably be likely to give rise to any such claims.

25.7	The Company has not at any time agreed to take back any defective goods or to effect repairs to any goods free of charge or otherwise or to issue a credit note or to write off or reduce Indebtedness in respect of any goods or services supplied by the Company.

26.	Money Laundering Laws

26.1	The Company has not violated any money laundering laws, rules and regulations of all applicable jurisdictions (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator or non-governmental authority involving the Company with respect to the Money Laundering Laws is pending or threatened. The Company is not required to institute and maintain policies and procedures designed to ensure continued compliance with applicable financial recordkeeping and reporting and other requirements under any applicable Money Laundering Laws.

27.	Anti-Corruption Laws

27.1	Neither the Company nor its directors, shareholders, officers, employees, agents or representatives (collectively, “the Company’s Representatives”) have made, offered or authorised payments or transfer of anything of value to third parties that would cause the Company and the Company’s Representatives to violate the Malaysian Anti-Corruption Commission (MACC) Act, 2009 or any other applicable anti-bribery laws or applicable international anti-bribery conventions.

27.2	The Company and the Company’s Representatives have not directly or indirectly made, offered, promised, approved or authorised, any payment or transfer of anything of value directly or indirectly to a Public Authority or employee of the Public Authority, or to any other entity including, but not limited to, employees of privately-owned companies, any political party and any candidate for political office, with the purpose of improperly influencing decisions affecting the Company.

27.3	The Company and the Company’s Representatives have not made any facilitating or expediting payment to a Public Authority or employee of the Public Authority, political party, or party official in order to expedite or to secure performance of any governmental or other action by a Public Authority, political party or party official.

28.	Documents

All title deed and agreements to which the Company is a party and other documents belonging to the Company or which ought to be in the possession of the Company are in its possession or under its control and are free from any Encumbrance.

[end of Schedule 3]

Schedule 4 – Purchaser’s Warranties

1.	Existence and Capacity of the Purchaser

1.1	The Purchaser has full power and authority to enter into this Agreement and perform its obligations herein contained.

1.2	This Agreement constitutes valid, legal and binding obligations on the Purchaser and is enforceable in accordance with its terms.

1.3	The execution and delivery of this Agreement and performance of the obligations contained herein by the Purchaser will not violate any applicable laws or documents to which the Purchaser is a party or by which it is bound.

1.4	Completion of the transactions contemplated by this Agreement by the Purchaser will not:

1.4.1	conflict with or result in a breach of any provision of any constituent document of the Purchaser; or

1.4.2	conflict with or result in the breach of or accelerate the performance provided by, the terms of any agreement or deed to which the Purchaser may be bound or affected.

2.	Money Laundering Laws

The Purchaser has not violated any Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator or non-governmental authority involving the Purchaser with respect to the Money Laundering Laws is pending or threatened. The Purchaser is not required to institute and maintain policies and procedures designed to ensure continued compliance with applicable financial recordkeeping and reporting and other requirements under any applicable Money Laundering Laws.

3.	Anti-Corruption Laws

3.1	The Purchaser has not made, offered or authorised payments or transfer of anything of value to third parties that would cause the Purchaser to violate the Malaysian Anti-Corruption Commission (MACC) Act, 2009 or any other applicable anti-bribery laws or applicable international anti-bribery conventions.

3.2	The Purchaser has not directly or indirectly made, offered, promised, approved or authorised, any payment or transfer of anything of value directly or indirectly to a Public Authority or employee of the Public Authority, or to any other entity including, but not limited to, employees of privately-owned companies, any political party and any candidate for political office, with the purpose of improperly influencing decisions affecting the Company.

3.3	The Purchaser has not made any facilitating or expediting payment to a Public Authority or employee of the Public Authority, political party, or party official in order to expedite or to secure performance of any governmental or other action by a Public Authority, political party or party official.

[end of Schedule 4]

Schedule 5 – Completion Deliverables

1.	The duly executed but undated share transfer forms by the Vendor and the original share certificate(s) in respect of the Sale Shares.

2.	The duly executed but undated resolutions of the board of the Company approving:

(a)	the transfer of the Sale Shares from the Vendor to the Purchaser and the registration of the Purchaser as the registered and beneficial owner of the Sale Shares in the register of members of the Company upon receipt by the Company Secretary of the executed and stamped share transfer form;

(b)	the cancellation of the old share certificate(s) in respect of the Sale Shares and the issuance of the new share certificate representing the Sale Shares in favour of the Purchaser and the affixing of the common seal of the Company onto the same;

(c)	the replacement of bank signatories with the Purchaser for all the current accounts opened by the Company and listed in Schedule 6;

(d)	the revocation of all existing mandates for the operation of the bank accounts of the Company listed in Schedule 6, including anything required in relation to electronic banking, and issuance of new mandates giving authority to the Purchaser;

(e)	the appointment of three (3) nominees of the Purchaser as the new directors of the Company; and

(f)	the appointment of the company secretary by the Purchaser.

The details and information required by the Vendor to effect the above changes or pass the relevant resolutions shall be provided in writing by the Purchaser to the Vendor no later than five (5) business days prior to Completion Date.

3.	The duly signed and dated unqualified letters of resignation of all existing directors and the Company Secretary, with acknowledgement from each of them that they have no claims whatsoever against the Company for compensation for loss of office, redundancy, unfair dismissal, breach of contract or otherwise howsoever.

4.	To the extent not in possession of the Company, all:

(a)	material books of account or references of customers and suppliers and other material records and all insurance policies in respect of the businesses of the Company;

(b)	licences, consents, permits and authorisations obtained by or issued to the Company;

(c)	books and records of the Company relating to the employees and directors of the Company;

(d)	cheque books, certificates of incorporation, common seals, and all statutory and minute books (which shall be written up to, but not including, the date of Completion) of the Company together with all unused share certificates; and

(e)	document of title, a copy of the principal sale and purchase agreement, the current quit rent and assessment receipts relating to the Real Property.

[end of Schedule 5]

Schedule 6 – Bank Accounts Of The Company

MYR Account

Beneficiary Name	: Rubicon Sapphire Technology (Malaysia) Sdn Bhd
Bank Name	: Citibank Berhad
Bank Address	: 42, Jalan Sultan Ahmad Shah, 10050 Penang
Account No	: 0165144007
Swift Code	: CITIMYKL

USD Account

Beneficiary Name	: Rubicon Sapphire Technology (Malaysia) Sdn Bhd
Bank Name	: Citibank Berhad
Bank Address	: 42, Jalan Sultan Ahmad Shah, 10050 Penang
Account No	: 0165144015
Swift Code	: CITIMYKL

[end of Schedule 6]

Schedule 7 – Existing Charges

No.	Charge No.	Total of Charge	Date of Creation	Name of Chargee	Charge Status
1.	001	Open Charge	14 April 2010	Citibank	Unsatisfied
2.	002	Open Charge	26 June 2012	Citibank	Unsatisfied
3.	003	Open Charge	9 June 2014	Citibank	Unsatisfied

[end of Schedule 7]